Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                          Nine Months Ended
                                       -----------------------
                                      Sept. 27,       Sept. 28,
                                        1997            1996
                                       -----------------------
Income before taxes                   $  8,065        $  4,995

Add fixed charges net of
  capitalized interest                      33              23
                                      --------        --------

Income before taxes and fixed
  charges (net of capitalized
  interest)                           $  8,098        $  5,018
                                      ========        ========

Fixed charges:

Interest                              $     20        $     14

Capitalized interest                         7              23

Estimated interest component
  of rental expense                         13               9
                                      --------        --------

Total                                 $     40        $     46
                                      ========        ========

Ratio of earnings before taxes and
  fixed charges, to fixed charges          202             109
                                      ========        ========
